Exhibit 99.1

Trading Under the Symbol: ISDR

Transcript of

VirtualScopics

First Quarter 2015 Conference Call and Webcast

May 6, 2015

Participants

James Groff – Chief Financial Officer

Eric Converse – President and Chief Executive Officer

Analysts

Keith Gil – JHS Capital Advisors

Presentation

Operator

Greetings and welcome to VirtualScopics First Quarter 2015 Financial Results. At this time, all the participants are in a listen-only mode. A question and answer session will follow the formal presentation. (Operator instructions.) As a reminder, this conference is being recorded.

I would now like to turn the conference over to your host, Mr. Jim Groff, CFO of VirtualScopics. You may begin.

James Groff – Chief Financial Officer

Thank you, operator. Good morning and welcome to VirtualScopics First Quarter 2015 Conference Call and Webcast. First, I would like to remind everyone that during today’s conference call and webcast, we’ll be making forward-looking statements that refer to future events which involve some risk and uncertainties. Please refer to Slide number 2 that includes a discussion of forward-looking statements and related risk factors which is our customary disclosure. With me today is Eric Converse, our President and Chief Executive Officer. I’m going to begin this afternoon with a discussion around the financial results for the quarter ended March 31, 2015. Let’s start today’s discussion around our backlog.

Backlog represents anticipated service revenue from work not yet completed or performed under signed contracts. Once work commences, revenue is generally recognized over the life of the contract as services are provided. Backlog at March 31, 2015 was approximately $29 million after removing projects at risk. We believe that our backlog as of any day could be a meaningful predictor of future results, but due to inherent risks such as projects being subject to cancellation, revision, or delay this number needs to be considered thoughtfully. Customers terminate, delay or change the scope of projects for a variety of reasons including, among others, the failure of drugs being tested to satisfy safety requirements, unexpected or undesirable clinical results, client decisions to forgo a particular study and insufficient patient enrollment or investigator recruitment. However, there are also situations where a study will increase in scope and it’s likely a subsequent increase in budget dollars that is not reflected in the current backlog. Let’s turn to Slide 3 covering our Statement of Operations.

Revenues for the quarter ended March 31, 2015 were $2.8 million as compared to $2.4 million for the quarter ended March 31, 2014, representing a $461,000 or 20% increase. This is in direct correlation with the increase in project bookings during 2014 as the sites are being trained, recruitment of participants begins for these studies and time points start to be received. We are experiencing an increase in the number of time points received which we believe will continue going forward and is an indication of a positive trend. Excluding the six-week Phase III breast cancer study which generated over $1 million in revenues during the second quarter of 2013, this is the highest revenue achieved for a quarter since the third quarter of 2012 almost three years ago. We view this as a significant achievement.

Trading Under the Symbol: ISDR	Transcript: VirtualScopics First Quarter 2015 Conference Call and Webcast May 6, 2015

Now turning to gross profit. For the first quarter of 2015 gross profit was approximately $974,000 as compared to $758,000 for the first quarter of 2014, representing a 28% increase. Our gross profit margin was 35% during the quarter ended March 31, 2015 compared to 32% during the first quarter of 2014. Our gross margins tend to fluctuate based on therapeutic area mix and phase of study and specifically as it relates to the volume of revenue because there are a certain amount of fixed cost required to support the business.

During the first quarter of 2015, we experienced an increase in revenue derived from oncology projects which historically drive higher margins. We believe this trend will continue as we have done and will continue to invest in our infrastructure and focus on our core therapeutic areas.

Next, Research and Development costs for the first quarter of 2015 were approximately $350,000 as compared to $286,000 for the first quarter of 2014. The increase in largely attributed to the increase in headcount and software development during 2014 to support an increase in projects and investments in operational efficiencies. Our Research and Development efforts center around refining out processes for the use of our software platform in order to offer greater reporting capabilities for our customers and to gain efficiencies, which we believe will better allow us to standardize our processes as we scale the business. Additionally, we continue to invest in commercialization of new imaging techniques across modalities such as recently added new modality MRE in therapeutic areas to best serve our customers.

Sales and Marketing costs for the first quarter of 2015 were approximately $280,000 as compared to $345,000 for the first quarter of 2014. The decrease is related to the timing of tradeshows and conferences during the three months ended March 31, 2015 as compared to the previous year, offset by an increase in headcounts during 2014. Our sales and marketing initiatives encompass attendance and presentations at leading industry conferences, frequent educational webinars and active calling on existing and new customers as well as our continued efforts to attract new business through the PPD, IXICO and recently added, Micron Channel.

General and Administrative costs for the quarter ended March 31, 2015 were $799,000, up 16% from $687,000 in the prior year’s quarter. The increase was largely attributed to added headcount in the information technology, quality and finance departments.

The next item that I would like to point out is the improvement in our net loss which was $552,000, down 14% from $647,000 in the prior year’s quarter. The decrease in our net loss was related to the increase in revenue and a higher gross margin recognized during the first quarter of 2015 as compared to the first quarter of 2014. We believe this trend will continue throughout the year as we work our way towards profitability. Let’s now turn to Slide 4 on the balance sheet.

As of March 31, 2015, we had a cash balance of $2.4 million compared to $4 million at the close of 2014. Our cash balance declined during the first quarter of 2015 as a result of payments made during this period related to the previous year expenses, continued losses and the timing of receivables.

We anticipate the cash burned to significantly decrease in the second quarter of 2015 as revenues continue to climb and expenses to support revenue growth remain constant. Therefore, the final loss is greatly reduced. We believe that the company will be generating cash by the end of the year.

As part of our efforts in managing our overall cash position, we are currently evaluating several credit facility and increment lease financing options that have been presented to us from various financial institutions.

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Trading Under the Symbol: ISDR	Transcript: VirtualScopics First Quarter 2015 Conference Call and Webcast May 6, 2015

Overall, the first quarter of 2015 demonstrated a considerable increase in revenue over the prior year’s quarter and the highest quarter revenue recognized in years. As a result of this momentum, we believe we are on our way to return to a solid growth rate and profitability. I will now turn it over to Eric.

Eric Converse – President and Chief Executive Officer

Thanks, Jim. Good afternoon. I’m very excited about how this year has started. You have heard the first quarter operational results from Jim for 2015. Losses were lower than the previous year and revenue was 20% more than the level achieved in Q1 2014. This is exactly the news shareholders want to hear. If you could move to Slide 5, please.

In the past, a good number of you have expressed frustration with our focus on bookings and not doing enough to increase the revenue. I am hoping this focus is now showing signs of success and look to continue to report on a positive trend for our revenue. I believe this trend should continue, but also feel it is proper to remind you of the vulnerabilities of a company our size and the potential risks associated with the young backlog.

Going forward, we will be reporting only on our financial results and our backlog. Last year was a learning process on our reporting. Though we were excited about much of the data we shared, I feel it was more confusing than helpful to our shareholders. In the end, it is the revenue and profitability which matters most at the present time and the backlog which should give an indication of the future. If you can now move to Slide 6.

As for the present, we’re looking to continue our focus on investing in our people and infrastructure. We have a continuous focus on the education of our team which never ends. Constant training will keep everyone current on best practices and how to best approach scenarios around the ever-evolving clinical trial industry.

Many of you may have read the recent press release that we have begun our rollout of the trial tracker software with some of our new projects. The efficiency gains we are seeing with this software are as expected, extremely encouraging. These are early days with the software, but we are very excited to see the results we have seen so far. For example, communication between our incoming quality assurance and the imaging sites is greatly improved as this allows our team to process more images much more quickly than before the software was installed. Again, early days, but very encouraging.

Investments in operational efficiencies will continue and I look forward to sharing these with you as we progress. For today, we are looking to continue to build on our future by pursuing more avenues for revenue growth. One of these venues is through our recent alliance with Micron in Japan. The alliance with Micron, as part of our existing alliance with IXICO, is aimed at giving us more boots on the ground in the ever-growing Asia Pacific market. Micron is strategically located in Japan and has resources throughout the Asian market. This gives VirtualScopics global reach and a stronger position when fighting against the larger companies for Global Phase III trial wins. We’ll now move to Slide 7.

As we focused last year on shoring up the core business, we need to continue with our operational efficiency improvements and focus on how to continue to build revenue. We need to attain the critical mass we believe will strengthen our position in the clinical trial imaging industry. When I speak about critical mass, I mean the build out of revenue and backlog which puts the company in a position of increased strength and lessened vulnerability to changes in specific trials. This can be done in many ways and for now we will focus on having this done by organic growth. Simply getting more sales through alliance discussions with complementary therapeutics or geographies.

I say this because I want to be sure our shareholders know that I have shifted my focus and am now looking more towards the future and less to the day-to-day activities. We have focused on our core business, developed a plan to turn our situation around, and now I need to focus on the future of VirtualScopics and what is best for the business and its shareholders.

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Trading Under the Symbol: ISDR	Transcript: VirtualScopics First Quarter 2015 Conference Call and Webcast May 6, 2015

In late May, I will be presenting at the Marcum MicroCap Conference in New York. I believe the timing of this conference works well with where we are as a company. We have focused last year on our internal initiatives, and are now showing an increase in revenue as a result. We have spoken about a return to profitability by the end of the year, and now we can discuss this with potential new investors. We have spoken about customer retention, and we have it and then some. We have spoken about operational improvements, and we’ve made them and will continue to make them. We have spoken about becoming more active in our industry communications, and we have been. But most important, we have a good understanding of our position in the market and ideas on how we can secure and strengthen our position going forward. I am very eager to present and meet with investors at this conference.

In the meantime, our communication efforts will continue. In mid-May, we will announce our new website which is now in beta testing. I have noticed that a few of our investors have already been on the site. We are also continuing to collaborate with our customers. We have a live webinar scheduled in New Hope next week and that will be followed by a presentation to our team by a large pharma customer in our New Hope office. Our decision to open the office in New Hope allows for this close collaboration with big pharma as we now have a place in their neighborhood; another investment decision which is paying off.

For my travel, I have just returned from the Partners in Clinical Trials Conference in Boston two weeks ago. This conference was in an ideal city, which made it incredibly easy to schedule meetings with both conference attendees and local businesses in the Boston area. Last year, this was the very first conference I attended on behalf of VirtualScopics and I was very excited to return to this forum again this year. Fortunately, I left feeling satisfied with the outcome of my days in Boston.

All of my business communications have been further convincing me that we are on the correct path as company as continuing these efforts in our core focus will pay off. I want to continue to invest in our infrastructure. I also want to be sure that we are watching our cash balance. As Jim mentioned, we are looking at financing options to fuel some of the investments we plan to make. Despite our plans to reach profitability by the end of this year, I still want to continue making investments and want to be sure that cash never becomes a focus. We have a strong balance sheet and I believe we can manage this continuation without an equity raise and by using bank credit facilities or capital lease financing for equipment and enterprise software purchases. We will now turn to Slide 8.

One of the most notable discussions I’ve had this quarter was with one of our large pharma customers. I went to the customer’s location with some of my colleagues from business development and project management. At this meeting, we were advised that an internal decision had been made to make VirtualScopics a strategic partner and that we could count on certain percentage of their imaging business going forward. The rationale behind this decision was exactly aligned with the very same thing on which we have been focusing, operational excellence. The discussions were incredibly open like ones partners have, not vendors and customers. We believe having collaborative discussions with our customers helps evolve these relationships into partnerships and we look to see this trend continue with others. For this reason, we are focusing the theme of our upcoming shareholders meeting on our operational excellence.

Last year, we focused on our science and business development teams. This year, Ron Way, our Vice President of Operations, Mike Barrett, our Director of Data Management, and Marcum MicroCap Conference in New York, our Director of Project Management will present to our shareholders. I believe this focus will demonstrate not only to our shareholders, but also to our customers, that we have a keen focus on operational excellence and we are very excited to present this position in a few weeks here in Rochester and via webcast.

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Trading Under the Symbol: ISDR	Transcript: VirtualScopics First Quarter 2015 Conference Call and Webcast May 6, 2015

So as we look at the year in front of us, we feel we have an opportunity to harvest the work done over the past year and exploit our alliances with IXICO, PPD and now Micron, our Scientific Advisory Board, our new board members and the ever increasingly efficient foundation we have built in order to deliver on an improved value for our company. This will not happen overnight, but we believe we are on a productive path to this success. Jim and I can now take your questions.

Operator

At this time we’ll be conducting a question and answer session. (Operator instructions.) Our first question is from Sam Torr, a Private Investor. Please proceed with your question.

Sam Torr – Private Investor

Hi, Eric. Basically the question comes down to the revenue isn’t increasing. Convince me as an investor to stay with this, because so far there doesn’t seem to be improvement in revenue. Unless you hit that—I was expecting about $3.7 million this quarter, but you’re nowhere near that. You’re barely increasing. Can you help me with that? What is it that’s going to turn this company around that I should stay as an investor when I don’t see the revenue increase?

Eric Converse – President and Chief Executive Officer

Sam, I appreciate your critique. I can tell you though that we have done a lot last year in order to turn this around. It did not fall overnight and it’s not going to be fixed overnight. But if you see all of the issues we’ve addressed in the last year, things we’ve said that we were going to do that we’ve done, and you can see that the revenue is showing a positive trend now, I would leave it to you on your investment decisions.

Sam Torr – Private Investor

One comment you made on the transparency basically releasing that was helpful. It helped me understand the background. But having less transparency going forward, I don’t view that as a good thing.

Eric Converse – President and Chief Executive Officer

What do you mean by less transparency?

Sam Torr – Private Investor

Well, all the things—the way you broke down—well it didn’t work out. For example, you laid out before the breakdown of what kind of revenue to see from an award and a booking. But according to that it should be much higher. Revenue is not there. But it was helpful to see, okay, at the front end eighteen months in [indiscernible] all the way to two years that you could see where the revenue was going to come. But right now the biggest thing is you’re not going to show that. I hardly ever hear about what you booked and what the awards were. They were helpful and all that, so that’s what I consider less transparency.

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Trading Under the Symbol: ISDR	Transcript: VirtualScopics First Quarter 2015 Conference Call and Webcast May 6, 2015

Eric Converse – President and Chief Executive Officer

Jim [sic], I have no problem telling you bookings and awards to date are about $7.3 million. What my target is with these discussions is to keep the facts simple, because we have been confusing people in the past. So when you look at our quarterly results, you’ll see how close we are to profitability, where our cash is and that should give you an indication of the business. Then when we report on the backlog, you’ll be able to see is that backlog growing, so is there a future where the revenue will continue to grow. There’s no lack of transparency there. I have no issue with questions. I just don’t want to throw a lot of details of data at people which I have found has confused some of the people last year.

Sam Torr – Private Investor

Okay. One more question. There was one thing in my mind that you know, okay, maybe there’s hope. That was the last slide when you mentioned a percentage of revenue with this large customer. Can you share more insight into that? Is there something that we can expect? Can you just give some insight into that?

Eric Converse – President and Chief Executive Officer

I can give this much insight that we had a great year with them last year and we are looking to see that trend continue. And the discussions that we’ve had with them, they’ve been more insightful to what they’re doing and how that will affect our business. As a CEO when you leave the meeting like that, you’re floating out of the room. I could not believe how transparent they were with us and how collaborative they were about what they want to do and how we’re going to be involved in that future. The goal is to have more discussions like that, and we feel like we’ve got a few customers along that continuum and we’ll be reporting more partnerships like that in the future.

Sam Torr – Private Investor

Okay. If there is—I would like to come back in the queue, sorry, if there is somebody else who wants to ask a question.

Eric Converse – President and Chief Executive Officer

Thanks, Sam.

Operator

Our next question is from Robert Kessler, a Private Investor. Please proceed with your question.

Robert Kessler – Private Investor

Good afternoon, gentlemen. I’ve actually been a shareholder for I think it’s exactly ten years and I’ve seen a few ebbs and flows, but I must say I’m encouraged by this last quarter. So just a few old business questions, if you will. What’s the status on the personalized medicine project, the one that was going to be fast tracked with the FDA? I guess it was a 510 application and so forth. Is that still on the table? Has it been pushed off the table? Is it a strategy for 2015, 2016? What’s the status on that?

And I have another question regarding Merck Global. Are they still in the game so to speak in terms of virtual meeting its benchmarks? Will they kick in a million dollars here and another million dollars there and so forth? So, those are my questions.

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Trading Under the Symbol: ISDR	Transcript: VirtualScopics First Quarter 2015 Conference Call and Webcast May 6, 2015

Eric Converse – President and Chief Executive Officer

Okay, Robert, thanks for your questions. To be very, very clear personalized medicine is not in our forecast. When I first took over, I said I was putting it on the shelf. I also made it clear last time that is not something we’re focusing on. As far as Merck’s involvement, they still are an investor, they are represented on the Board. I was introduced to this company through Merck and I think they’ve been very supportive of the efforts we’re doing. As far as any additional funding coming in from them that’s not something I’m interested in doing at this point. Because, hopefully as we’re getting across cash is not an issue that we’re concerned about. We want to make sure that we’ve got access to cash, but it’s a lot cheaper to get it through financing institutions than bringing in new equity. And I think for shareholders it would be a better option that we work with banks instead of bringing in new equity partners.

Robert Kessler – Private Investor

Alright. Now, one more question if I could. Gross margins have been in the mid-30 range for I guess the past couple years. I do remember, once upon a time, where they were in the mid-40 range. I don’t mean to mix metaphors here, but is it possible that we’re going to be seeing those higher margins in the next few years?

Eric Converse – President and Chief Executive Officer

I believe that you will, and the reason I say that is because last year we made a decision to focus only on our core business. So if you focus on doing only what you do well, you have better margins. If you’re trying to be everything to everyone, you’re doing too many things and you’re not doing it as well as you could if you have a focus. So that’s the first part.

The second part is with all the investments we’re making in our operational efficiencies, we’ll be able to do more with less people. So you’ll have that natural piece of doing what you do well, so you’re going to improve your efficiencies. And then by having your investments in software efficiencies, that’s only going to increase your margins again.

Robert Kessler – Private Investor

Okay. I’d also like to say that as a shareholder, a long-time shareholder, I endorse the work. I very heavily support the work that you’re doing and appreciate it. So keep it going, please.

Eric Converse – President and Chief Executive Officer

Robert, thank you so much.

Operator

(Operator instructions.) Our next question is from Keith Gil with JHS Capital Advisors. Please proceed with your question.

Keith Gil – JHS Capital Advisors

Good afternoon, Eric. How much revenue do you have to do to break-even in a quarter?

Eric Converse – President and Chief Executive Officer

Hello, Keith. We have always averaged about $13 million annually as the break-even area. And what I’m excited about is with all the investments and focus we have on our efficiencies that as we’re breaking through that number a lot of it will just be focused then on profitability.

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Trading Under the Symbol: ISDR	Transcript: VirtualScopics First Quarter 2015 Conference Call and Webcast May 6, 2015

Keith Gil – JHS Capital Advisors

Alright. So then just take $13 million divided by four? Would that be safe to say for your quarterly break-even?

Eric Converse – President and Chief Executive Officer

That would be safe to say, Keith.

Keith Gil – JHS Capital Advisors

So, 3 ¼, $3.25 million for break-even per quarter?

Eric Converse – President and Chief Executive Officer

Sure.

Keith Gil – JHS Capital Advisors

Okay. Then you mentioned about profitability which is very exciting. What quarter do you expect to return to profitability?

Eric Converse – President and Chief Executive Officer

It’s going to be the back half of the year, and the first quarter where we’ll show the profitability we’re expecting to be Q4.

Keith Gil – JHS Capital Advisors

Q4 will be first quarter profitability. But that wouldn’t be for the entire—would be enough for the whole year just for the fourth quarter, correct?

Eric Converse – President and Chief Executive Officer

Yes. Thanks for the clarification. It will not mean a profitable year, but it will be a profitable quarter.

Keith Gil – JHS Capital Advisors

First profitable quarter, okay. In the past there was rumor, speculation that you were the object of a possible merge or takeover. Have you been approached by anybody and where does the management board stand on that opportunity to improve shareholder value?

Eric Converse – President and Chief Executive Officer

Keith, we’re for sale every day the market is open. You’re always going to have discussions around things like that in this industry. It’s highly active with mergers and acquisitions. I would tell you that if there is an offer worth considering, the Board acting on behalf of shareholders will consider it thoughtfully and make a decision to proceed or not.

Keith Gil – JHS Capital Advisors

Okay. Thank you. Has anyone approached you?

Eric Converse – President and Chief Executive Officer

Has anyone approached us as far as an interest?

Keith Gil – JHS Capital Advisors

Yes.

Eric Converse – President and Chief Executive Officer

Not officially.

Keith Gil – JHS Capital Advisors

Okay. Thank you.

Eric Converse – President and Chief Executive Officer

Thanks, Keith.

Operator

Our next question is from Sam Torr, a Private Investor. Please proceed with your question.

Sam Torr – Private Investor

Eric, once again thanks. You know, one thing that was really helpful before was confidence in you in purchasing the company stock on your own. Can you do that again or would you be willing to? Can you comment on that?

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Trading Under the Symbol: ISDR	Transcript: VirtualScopics First Quarter 2015 Conference Call and Webcast May 6, 2015

Eric Converse – President and Chief Executive Officer

Sam, yes, I appreciate the question. That is something that I’m always considering in my own investment portfolio. I think you can watch my activity going forward.

Sam Torr – Private Investor

Okay. I know you’re trying, but I was thinking even more higher. The way you’ve opened up another office, which is good. You want to be close to your customers. But break-even, I was thinking by now if you hit about 3.5 to 3.7 we’d be on a good track. But you mentioned that number to be lower, which is good, but if there’s nothing else moneywise are you considering that as a—what would you do in that? Is there anything you can do in terms of costs or you’re not looking down that road?

Eric Converse – President and Chief Executive Officer

You mean as far as reducing costs to get to break-even?

Sam Torr – Private Investor

Yes. Reducing costs, yes.

Eric Converse – President and Chief Executive Officer

I don’t believe that we should be mortgaging our future to get to break-even sooner. I would think that that would be unwise to try and get a momentary blip on break-even. If we’re going to hit it, we’re going to maintain it. And for me to try and do something now, I think would only be mortgaging the future of next year. I think as you’ve seen last year, we’ve only added costs and we knew we were going to add costs at the same time that we were funding losses, because we knew we had to build certain key parts of this team. We’ve been doing that and I think the results are starting to show that we’ve invested wisely.

Sam Torr – Private Investor

In terms of your customers how are you doing with Novartis? Any kind of light you can shed on that?

Eric Converse – President and Chief Executive Officer

I actually can’t discuss any specific customer with you.

Sam Torr – Private Investor

Okay. I do hope you purchase because I’d feel better if your money was on the line too. You know, as a shareholder for many years now, well for a while now, I think there are a lot of people in that boat and well, I hope you do it.

Eric Converse – President and Chief Executive Officer

I appreciate your saying that. I am a shareholder currently, but I appreciate what you’re looking for. I’m just saying you can watch.

Sam Torr – Private Investor

Okay. Thank you.

Eric Converse – President and Chief Executive Officer

Thanks.

Operator

There are no further questions. At this time, I’d like to turn the call back over to management for closing remarks.

Eric Converse – President and Chief Executive Officer

Jim and I would like to thank everyone who’s on the call today. We are hoping that having it later in the day has shown some courtesy and respect to our investors on the West Coast. We will continue doing this for this year to make sure everyone feels they have an equal shot at questions. Again, we’re trying to simplify our reporting just to make sure that our reporting is clear. If there are any follow up questions, I’m always available to take direct calls from our shareholders. We wish you all a pleasant afternoon and thanks for dialing in.

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